Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B5

(Form Type)

H World Group Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.00001 per share(1)	Rule 456(b) and Rule 457(r)	71,185,000(2)	US$4.20	US$298,977,000(3)	US$0.00011020	US$32,947.27
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					US$298,977,000		US$32,947.27
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							US$32,947.27

(1)	The ordinary shares are represented by American depositary shares, or ADSs, each of which represents ten ordinary shares. ADSs issuable upon deposit of ordinary shares registered hereby, have been registered under a separate registration statement on Form F-6 (Registration No. 333-225171).

(2)	Includes 9,285,000 ordinary shares represented by ADSs that the underwriters may purchase pursuant to their option to purchase additional ADSs.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.